Exhibit 10.4
FOURTH AMENDMENT TO THE
INGRAM MICRO 401(K) INVESTMENT SAVINGS PLAN
     The Ingram Micro 401(k) Investment Savings Plan, which was restated as of April 1, 2005, is hereby amended in the following manner in accordance with the amendment procedures set forth in Section 12.1 of the Plan. This Amendment is effective as of April 1, 2005, unless otherwise specified herein.
     1. Section 1.31 is amended by deleting the third paragraph thereof, and revising the first paragraph thereof to read as follows:
“1.31 ‘Highly Compensated Employee’ means any Employee who performs services for the Employer during the determination year and who (a) was a five percent (5%) owner, as defined in Section 9.7(a), during the determination year or look-back year, or (b) during the look-back year received Compensation from the Employer in excess of $90,000, multiplied by the Adjustment Factor.”
     2. Section 3.11 is amended by deleting the paragraph that reads “Compensation for a Limitation Year is the compensation actually paid or made available during such Limitation Year.”, and replacing it with the following:
“Compensation for purposes of Code Section 415 means Compensation (as defined in this Section 3.11) for a Limitation Year which is actually paid or made available during such Limitation Year and which is paid prior to severance from employment with the Employer. However, Code Section 415 Compensation includes payments made within 2 1/2 months after severance from employment that, absent a severance from employment, would have been paid to the Employee while the Employee continued in employment with the Employer and are regular compensation for services during the Employee’s regular working hours, compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar compensation, or payments for accrued bona fide sick, vacation, or other leave, but only if the employee would have been able to use the leave if employment had continued. Code Section 415 Compensation does not include amounts paid after severance from employment that are severance pay, unfunded non-qualified deferred compensation, parachute payments within the meaning of Code Section 280G(b)(2), or any other payment that is not described in the preceding sentence.”
     3. Section 3.11 is amended by deleting the final paragraph thereof, and replacing it with the following:
“Effective for Limitation Years beginning on or after July 1, 2007, in the event the limitation on Annual Additions established under this Section 3.11 is exceeded for any Limitation Year, any method permitted by the Employee Plans Compliance Resolution System published by the Internal Revenue Service may be utilized to correct such failure to comply with the limitation on Annual Additions.

Effective for Limitation Years beginning before July 1, 2007, the Trustees shall, pursuant to the Administrator’s directions, distribute the excess of a Participant’s Annual Additions comprising (i) After-Tax Contributions and (ii) Before-Tax Contributions, in that order, over the limits stated above to the Participant in the event that such excess is caused by the allocation of forfeitures, a reasonable error in estimating a Participant’s Compensation or in determining the amount of After-Tax Contributions and/or Before-Tax Contributions that may be made with respect to the Participant for the Plan Year or other circumstances approved by the Commissioner of Internal Revenue. Any contributions to be so distributed shall include any income but not any loss attributable thereto, to the extent permitted by Regulations, and the Participant shall immediately forfeit all Matching Contributions, including any income but not any loss attributable thereto, that were made to match such distributed After-Tax Contributions and/or Before-Tax Contributions. Such forfeited Matching Contributions shall be held unallocated in a suspense account and credited as part of Matching Contributions for the next and succeeding Limitation Years, as necessary, for all Participants in the Plan. Investment income less loss attributable to amounts held in such suspense account shall be similarly applied and shall be treated as Annual Additions when allocated to Participants’ Accounts. To the extent permitted by the Employee Plans Compliance Resolution System published by the Internal Revenue Service, this paragraph may continue to apply beyond the date on which it would otherwise cease to be effective.”
     4. Section 9.2(a) is amended by deleting the phrase “separation from service”, and replacing it with “severance from employment”.
     IN WITNESS WHEREOF, this Fourth Amendment is executed on the date set forth below.

INGRAM MICRO INC.

By:	/s/ Lynn Jolliffe

Title:	SVP HR

Date:	11/17/08